AGREEMENT made this 20th day of August, 2004, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and Haverford Investment Management, Inc. (the "Adviser")(together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for the following fund:

Fund                                                Total Operating Expenses
----                                                ------------------------
Haverford Quality Growth Stock Fund                           1.00%

This Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supercedes all prior agreements and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Advisors' Inner Circle Fund           Haverford Investment Management, Inc.

By: /s/ Timothy D. Barto                  By: /s/ Joseph J. McLaughlin
   ---------------------------------          --------------------------------

Name: Timothy D. Barto                    Name: Joseph J. McLaughlin
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